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SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

January 30, 2001 (Date of earliest event reported)
ADVANCED DIGITAL INFORMATION CORPORATION (Exact Name of Registrant as Specified in Charter)
Washington	0-21103	91-1618616
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)
11431 Willows Road NE, PO Box 97057, Redmond, WA 98073-9757 (Address of Principal Executive Offices)(Zip Code)
(425) 881-8004 (Registrant's Telephone Number, Including Area Code)
None (Former Name or Former Address, if Changed Since Last Report)

Item 5. Other Events

    On January 30, 2001, Advanced Digital Information Corporation ("ADIC" or the "Company") signed an Agreement and Plan of Merger (the "Merger Agreement") with Pathlight Technology, Inc. ("Pathlight") pursuant to which the Company will acquire Pathlight through a merger of a wholly owned subsidiary of the Company with and into Pathlight. Up to an aggregate of 10,300,000 shares of the Company's common stock (the "Common Stock") will be issued pursuant to the terms of the Merger Agreement in exchange for all outstanding stock of Pathlight, including stock issuable pursuant to outstanding options and warrants. The merger is intended to qualify as a tax-free reorganization, and the Company intends to account for the merger as a pooling of interests. The merger has been approved by the respective Boards of Directors of Pathlight and the Company. All of Pathlight's directors and officers and certain other stockholders have executed agreements to vote in favor of the merger, assuring approval of the merger by the Pathlight stockholders. Approval by shareholders of the Company is not required.

    The Merger Agreement provides for two escrow agreements. Pursuant to the first escrow agreement, 287,500 shares of Common Stock will be reserved in escrow and will be available to satisfy claims for breaches by Pathlight of representations, warranties and covenants contained in the Merger Agreement, subject to certain thresholds and other limitations set forth in the Merger Agreement. This escrow will be released following the completion of the audit of the combined Company's results for fiscal year 2001. The second escrow, in which 1,030,000 shares will be retained, was established to cover losses that may be incurred in connection with pending litigation filed by Crossroads Systems, Inc. against Pathlight alleging patent infringement. This escrow will be released following final settlement or adjudication of this litigation.

    The Company intends to register the shares issuable upon the closing of the merger under the Securities Act of 1933, as amended, pursuant to a Registration Statement on Form S-4, and to register the shares issuable upon exercise of options assumed in the merger pursuant to a Registration Statement on Form S-8. The merger is expected to close during the Company's second quarter ending April 30, 2001 following registration of the shares issuable in the merger with the SEC and satisfaction of other closing conditions. ADIC expects to report one-time acquisition costs of approximately $10-$12 million during that quarter.

    Based in Ithaca, New York, Pathlight has been pioneering the technologies that enable networking of critical storage resources since 1994. The merged company expects to offer a broad range of intelligent storage products including SAN management, connectivity and virtualization products that complement the Company's existing storage hardware and software solutions. Following completion of the transaction, Pathlight Co-Founder and Executive Vice President Said Rahmani will become Executive Vice President of Research and Development at ADIC.

    Bear Stearns and Salomon Smith Barney are acting as financial advisors to the Company in connection with the merger, and Chase H&Q is acting as financial advisor to Pathlight.

    This report contains forward-looking statements relating to the Company's and Pathlight's existing and future products and services and future operating results that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. The words "believe," "expect," "intend," "anticipate," and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could affect the Company's actual results include general economic trends, technical competition or obsolescence, supply constraints, changes in market pricing and production problems. Reference is made to the Company's Annual Report Form on 10-K for the fiscal year ended October 31, 2000 for a more detailed description of factors that could affect the Company's actual results.

    Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. The Company undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this report or to reflect the occurrence of unanticipated events.

Item 7. Financial Statements and Exhibits.

    (c) Exhibits

  2.1
  Agreement and Plan of Merger dated as of January 30, 2001 by and among Advanced Digital Information Corporation, PTech Acquisition, Inc., and Pathlight Technology, Inc.

  2.2
  Form of Indemnification Escrow Agreement by and among Advanced Digital Information Corporation, Randolph Hood and David Costine (as representatives of the former stockholders of Pathlight Technology, Inc.) and Mellon Investor Services LLC

  2.3
  Form of Special Liability Escrow Agreement by and among Advanced Digital Information Corporation, Randolph Hood and David Costine (as representatives of the former stockholders of Pathlight Technology, Inc.) and Mellon Investor Services LLC

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ADVANCED DIGITAL INFORMATION CORPORATION
Date: January 31, 2001	By:	/s/ LINDA A. SCHOEMAKER Linda A. Schoemaker Senior Vice President and General Counsel

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SIGNATURES